Exhibit (a)(1)(xiv)
This MJDS Take-Over Bid Circular incorporates the text of the accompanying Offer to Purchase dated February 21, 2006 (together, the “MJDS Take-Over Bid Circular”), as supplemented, modified or amended from time to time, used in connection with Efalar Inc.’s offer to purchase all outstanding Common Shares. The details of the Offer are set out in the Offer to Purchase, as supplemented herein, and any decision to participate in the Offer should be based solely on information contained in this MJDS Take-Over Bid Circular. Capitalized terms used but not defined herein have the meanings given to them in the Offer to Purchase.
The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.
MJDS Take-Over Bid Circular
February 21, 2006
This bid is made in Canada for securities of a U.S. issuer in accordance with U.S. federal securities laws. Securityholders should be aware that the U.S. requirements applicable to the bid may differ from those of the provinces and territories of Canada.
All of the directors and officers of Lafarge S.A. and of the offeror and all of the experts named in this bid circular reside outside of Canada. Substantially all of the assets of these persons and of Lafarge S.A. and the offeror may be located outside of Canada. Lafarge S.A. and the offeror have appointed Blakes Services Inc., 199 Bay Street, Suite 2800, Toronto, Ontario, M5L 1A9, as their agent for service of process in Canada, but it may not be possible for securityholders to effect service of process within Canada upon the directors, officers and experts referred to above. It may also not be possible to enforce against Lafarge S.A., the offeror, their respective directors and officers and the experts named in this bid circular judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.
OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
LAFARGE NORTH AMERICA INC.
at
US$75.00 Net Per Share
by
EFALAR INC.
a wholly-owned subsidiary of
LAFARGE S.A.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
ON MONDAY, MARCH 20, 2006, UNLESS THE OFFER IS EXTENDED.
       The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of shares of common stock, par value US$1.00 per share (the “Common Shares”), of Lafarge North America Inc. (the “Company”) which, when taken together with the Exchangeable Preference Shares (as defined in the INTRODUCTION) validly tendered and not withdrawn pursuant to the EPS Offer (as defined in the INTRODUCTION), will constitute at least a majority of the outstanding Common Shares and Exchangeable Preference Shares, taken together as a single class, as of the date the Common Shares are accepted for payment pursuant to the Offer, excluding Common Shares and Exchangeable Preference Shares beneficially owned by Lafarge S.A. and certain other persons as set forth in the INTRODUCTION (the “Minimum Tender Condition”) and (ii) there being validly tendered and not withdrawn a sufficient number of Common Shares such that, upon acceptance for payment and payment for the tendered Common Shares pursuant to the Offer (and taking into account any Exchangeable Preference Shares to be accepted for payment in the EPS Offer), Lafarge S.A. will, directly or through wholly-owned subsidiaries, own a number of Common Shares and Exchangeable Preference Shares representing at least 90% of the issued and outstanding Common Shares and Exchangeable Preference Shares, taken together as a single class, as of the date the Common Shares are accepted for payment pursuant to the Offer. The Minimum Tender Condition is not waivable. The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See “THE OFFER — Section 11. Conditions to the Offer” of the Offer to Purchase.

      None of the Securities and Exchange Commission, any state securities commission or the securities regulatory authority of any other jurisdiction has: (i) approved or disapproved of the Offer; (ii) passed upon the merits or fairness of the Offer; or (iii) passed upon the adequacy or accuracy of the disclosure in the Offer to Purchase. Any representation to the contrary is a criminal offence.

      In addition, no securities regulatory authority of any province or territory of Canada has expressed an opinion about this transaction or the information contained in this document and it is an offence to claim otherwise.

The Information Agent for the Offer is:
The Dealer Managers for the Offer are:

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Securities legislation in certain of the provinces and territories of Canada provides securityholders of the offeree issuer with, in addition to any other rights they may have at law, remedies for rescission or, in some jurisdictions, damages if a circular or notice that is required to be delivered to such securityholders contains a misrepresentation or is not delivered to the securityholder, provided that such remedies for rescission or damages are exercised by the securityholder within the time limit prescribed by the securities legislation of the securityholder’s province or territory. The securityholder should refer to the applicable provisions of the securities legislation of the securityholder’s province or territory for particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to securityholders under U.S. law; securityholders may wish to consult with a U.S. legal adviser for particulars of these rights.
VOLUME AND PRICE RANGE OF COMMON SHARES
      The Common Shares are listed on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) under the symbol “LAF”. The following tables sets forth, for each of the calendar quarters indicated, the average daily volume of trading on the NYSE and the TSX and the high and low closing prices per Common Share on the NYSE and the TSX.

	Average Daily Volume
	of Trading of
	Common Shares

	NYSE	TSX

2005
First Quarter	294,450	356
Second Quarter	260,307	142
Third Quarter	316,561	205
Fourth Quarter	315,820	2,266
2006
First Quarter (through Feb. 17)	1,247,345	3,715

	Price Range of		Price Range of
	Common Shares		Common Shares
	on the NYSE		on the TSX
	(US$)		(CDN$)

	High	Low	High	Low

2005
First Quarter	63.75	50.72	79.00	61.50
Second Quarter	62.59	52.47	72.50	67.50
Third Quarter	69.78	62.99	82.65	72.50
Fourth Quarter	69.02	53.27	80.50	62.63
2006
First Quarter (through Feb. 17)	82.35	55.02	95.00	63.00
OWNERSHIP OF SECURITIES
      To the knowledge of Lafarge S.A. and Efalar Inc., other than Lafarge S.A., directly and through its wholly-owned subsidiaries, no person or company holds more than 10 percent of any class of equity security of the Company.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada), as amended from time to time (the “Tax Act”), generally applicable to a holder who sells Common Shares pursuant to the Offer or otherwise disposes of Common Shares pursuant to the Merger. However, this summary does not apply to a shareholder who acquired Common Shares on the exercise of employee stock options, and such holders should consult their own tax advisors.
      This summary is applicable only to shareholders who, for purposes of the Tax Act and at all relevant times, are resident or are deemed to be resident in Canada, hold their Common Shares as capital property, deal at arm’s length with the Company, Lafarge S.A. and Efalar Inc. and are not affiliated with the Company, Lafarge S.A. or Efalar Inc. This summary does not apply to: shareholders whose Common Shares are shares of a “foreign affiliate” as defined in the Tax Act; shareholders whose Common Shares are participating interests in a non-resident entity, other than an exempt interest, for purposes of the draft legislation with respect to non-resident trusts and foreign investment entities released by the then Minister of Finance on July 18, 2005; “financial institutions” within the meaning of section 142.2 of the Tax Act; or to “specified financial institutions” as defined in the Tax Act, and such persons are advised to consult with their own tax advisors.
      This summary is based on the current provisions of the Tax Act, the regulations thereunder, and on an understanding of the administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date hereof. The summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), although there is no certainty that such proposals will be enacted in the form currently proposed, or at all. The summary does not otherwise take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action, or other changes in administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may materially differ from federal income tax legislation or considerations. No opinion is expressed as to any factual matters and shareholders should consult their own tax advisors in this regard. This summary also assumes that the Common Shares have been and will be at all relevant times listed on a prescribed stock exchange (which includes the TSX).
      This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular shareholder to whom the Offer is made. Accordingly, shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, territory, state or local tax authority.
      For the purposes of the Tax Act, all amounts relevant in computing a shareholder’s liability under the Tax Act must be computed in Canadian currency. Amounts denominated in United States dollars, including proceeds of disposition and adjusted cost base must be converted into Canadian dollars based on the prevailing exchange rate at the relevant time.
Disposition of Common Shares pursuant to the Offer
      A shareholder whose Common Shares are taken up and paid for under the Offer will be considered to have disposed of such Common Shares for purposes of the Tax Act. On such disposition, the shareholder will realize a capital gain (or a capital loss) in respect of the Common Shares so disposed of to the extent that proceeds of disposition received or deemed to have been received by the shareholder for such Common Shares exceed (or are less than) the total of the adjusted cost base to the shareholder of such Common Shares and any reasonable costs of disposition. For this purpose, the proceeds of disposition will generally be equal to the Canadian dollar equivalent of the Offer Price per Common Share determined at the time at which Common Shares are disposed of by the shareholder.
Capital Gains and Capital Losses
      A shareholder will be required to include one-half of the amount of any capital gain (a “taxable capital gain”) in income, and will generally be entitled to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized in the year of disposition, in any of the three preceding taxation years or in any following taxation year to the extent and under the circumstances specified in the Tax Act.

      A shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation” as defined in the Tax Act may be liable to pay, in addition to the tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% determined by reference to its aggregate investment income for the year, which is defined to include an amount in respect of taxable capital gains. The non-taxable portion of capital gains realized by an individual or a trust, other than certain specified trusts, will be taken into account in determining their liability for alternative minimum tax under the Tax Act.
Acquisition of Common Shares in the Merger
      As described under “SPECIAL FACTORS — Section 6. Effects of the Offer and the Merger”, Common Shares may be acquired, in certain circumstances, pursuant to a merger under the Maryland General Corporation Law. The tax consequences to shareholders of a disposition of Common Shares in such circumstances generally will be as described above.
Qualified Investments
      If the Common Shares cease to be listed on a stock exchange prescribed under the Tax Act, the Common Shares may no longer be qualified investments under the Tax Act for a trust governed by a registered retirement savings plan (“RRSP”), registered retirement income fund (“RRIF”), deferred profit sharing plan (“DPSP”) or registered education savings plan (“RESP”). Shareholders that are trusts governed by an RRSP, RRIF, DPSP or RESP should consult with their tax advisors with respect to the tax consequences to them (and to the annuitants, beneficiaries or subscribers thereunder) of holding Common Shares if such shares are not qualified investments and of disposing of their Common Shares pursuant to the Merger.
CERTAIN UNITED STATES WITHHOLDING TAX CONSIDERATIONS
      In order to avoid U.S. federal “backup withholding” at a rate of 28 percent with respect to cash received in exchange for Common Shares pursuant to the Offer, you should provide the Depositary with (i) a Substitute Form W-9 (included in the Letter of Transmittal) if you are a “U.S. holder” (as that term is defined under “Important U.S. Federal Tax Information” in the enclosed Letter of Transmittal), (ii) the applicable IRS Form W-8 if you are not a U.S. holder, or (iii) otherwise establish an exemption.
      The various IRS Forms W-8 are available from the Depositary or from the Internal Revenue Service website at http://www.irs.ustreas.gov. For your convenience, we enclose with the Offer to Purchase a IRS Form W-8BEN (the version of the IRS Form W-8 that is the most likely to apply to non-U.S. holders). For more information on this form and on IRS Forms W-8, see “Important U.S. Federal Tax Information” in the enclosed Letter of Transmittal.

CERTIFICATE OF LAFARGE S.A. AND EFALAR INC.
The foregoing, together with documents incorporated by reference, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.
DATED: February 21, 2006
LAFARGE S.A.

(signed) Bruno Lafont	(signed) Jean-Jacques Gauthier
Chief Executive Officer	Chief Financial Officer
ON BEHALF OF THE BOARD OF DIRECTORS OF
LAFARGE S.A.

(signed) Bertrand Collomb	(signed) Bernard Kasriel
Director	Director
EFALAR INC.
AND
ON BEHALF OF THE BOARD OF DIRECTORS OF
EFALAR INC.

(signed) Jean-Jacques Gauthier	(signed) Michel Bisiaux
Chief Executive Officer and	Chief Financial Officer and
Director	Director

(signed) Benjamin Dornic
Director